Exhibit 10.2

THE SECURITIES REPRESENTED HEREBY (THE “WARRANTS”) WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE WARRANTS MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

[Dealer Name]

[Dealer Address]

[            ], 2026

To:	Dropbox, Inc. 50 Hawthorne Street San Francisco, California 94105 Email: [___________]

Re:	[Base][Additional] Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Dropbox, Inc. (“Company”) to [            ] (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Company and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.	This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Company had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, and (ii) (a) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Company with a “Threshold Amount” of USD 100,000,000, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions. The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Company or any confirmation or other agreement between Dealer and Company pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Company, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Company are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	[ ], 2026
Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date
Warrants:	Equity call warrants, each with the terms set forth herein. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.
Warrant Style:	European
Seller:	Company
Buyer:	Dealer
Shares:	The Class A Common Stock of Company, par value USD 0.00001 per share (Exchange symbol “DBX”).
Number of Warrants:	[ ][1]. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.
Warrant Entitlement:	One Share per Warrant
Strike Price:	USD [ ]
Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD [ ], except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.
Premium:	USD [ ]
Premium Payment Date:	[ ], 2026

[1]	This is equal to (i) the number of Convertible Notes initially issued on the closing date for the Convertible Notes (or, for the Additional Warrant Confirmation, the number of additional Convertible Notes), multiplied by (ii) the initial Conversion Rate, multiplied by (iii) the applicable percentage for Dealer.

Exchange:	The Nasdaq Global Select Market
Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Procedures for Exercise.

Expiration Time:	The Valuation Time
Expiration Dates:	Each “ Expiration Date” set forth in Annex A hereto shall be an Expiration Date for a number of Warrants equal to the Daily Number of Warrants for such Expiration Date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day in whole or in part, (i) the Calculation Agent may make reasonable adjustments in good faith and in a commercially reasonable manner, if applicable, to the Daily Number of Warrants for which such date shall be an Expiration Date and shall designate a Scheduled Trading Day or Scheduled Trading Days following the last scheduled Expiration Date as the Expiration Date(s) for the remaining Daily Number of Warrants for the originally scheduled Expiration Date and (ii) if the Daily Number of Warrants for such Disrupted Day is not reduced to zero pursuant to the foregoing clause (i), determine the Settlement Price for such Disrupted Day in a commercially reasonable manner based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the related Market Disruption Event on such day; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, such Scheduled Trading Day shall be deemed the final Expiration Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Settlement Price for such Expiration Date shall be the prevailing market value per Share as determined by the Calculation Agent in good faith and in a commercially reasonable manner.
First Expiration Date:	March 1, 2032 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.
Daily Number of Warrants:	For any Expiration Date, the “Daily Number of Warrants” set forth opposite such Expiration Date in Annex A hereto, subject to adjustment pursuant to the provisos to “Expiration Dates”.
Automatic Exercise:	Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date, unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption; in each case, that the Calculation Agent determines is material based on its commercially reasonable judgment.”
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.
Regulatory Disruption:	Any event that Dealer, in its reasonable discretion, based on the advice of counsel, determines makes it appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (so long as such requirements or related policies and procedures are similarly applicable to transactions similar to the Transaction and consistently applied), for Dealer to refrain from or decrease any market activity in connection with the Transaction.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in a commercially reasonable manner.
Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method Election:	Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Company may elect Cash Settlement only if Company represents and warrants to Dealer in writing on the date of such election that (A) Company is not in possession of any material non-public information with respect to Company or the Shares, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Company
Settlement Method Election Date:	The second Scheduled Trading Day immediately preceding the scheduled First Expiration Date.
Default Settlement Method:	Net Share Settlement.
Net Share Settlement:	If Net Share Settlement is applicable, then on the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in lieu of any fractional Share valued at the Settlement Price on the relevant Valuation Date.
Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.
The Share Delivery Quantity shall be delivered by Company to Dealer no later than 12:00 noon (New York City time) on the relevant Settlement Date.
Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential (determined as if Cash Settlement were applicable) for the relevant Valuation Date and (iii) the Warrant Entitlement.
Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page DBX <equity> AQR (or any successor thereto) in respect of the regular trading session (including any extensions thereof but without regard to pre-open or after hours trading outside of such regular trading session) on such Valuation Date (or if such price is unavailable or manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner based on generally available market data for transactions of this type using, if practicable, a volume-weighted methodology).
Settlement Dates:	Notwithstanding Section 9.4 of the Equity Definitions, and subject to Section 9(j) hereof, for all Warrants of the Transaction, the date one Settlement Cycle immediately following the last scheduled Expiration Date.
Other Applicable Provisions:	In the event Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, as if Physical Settlement applied to the Transaction.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer in the event of Net Share Settlement may be, upon delivery, subject to restrictions and limitations arising from Company’s status as Issuer of the Shares under applicable securities laws.
Cash Settlement:	If Cash Settlement is applicable, then on the relevant Cash Settlement Payment Date, Company shall pay to Dealer an amount of cash in USD equal to the Net Share Settlement Amount for such Cash Settlement Payment Date.

3.            Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that the parties hereto agree that any Share repurchases by Company or accelerated share repurchases, forward contracts or similar transactions, in each case, at prevailing market prices, volume-weighted average prices or discounts thereto shall not be considered Potential Adjustment Events. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, in a commercially reasonable manner to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants, the Warrant Entitlement and the composition of the Shares. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(e) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions. For the avoidance of doubt, Calculation Agent Adjustment and the provisions in Section 9(f) of this Confirmation shall continue to apply until the obligations of the parties (including any obligations of Company pursuant to Section 9(o)(ii) of this Confirmation) under the Transaction have been satisfied in full.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Consequence of Merger Events:

Merger Event:	Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(g)(ii)(B) of this Confirmation, the provisions of Section 9(g)(ii)(B) will apply.
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)
Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:	Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(g)(ii)(A) of this Confirmation, the provisions of Section 9(g)(ii)(A) will apply; and provided further that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by replacing the phrase “greater than 10%” with “greater than 25%”.
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the fifth and sixth lines shall be deleted in their entirety and replaced with the words “effect on the Warrants of such Announcement Event solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Warrants”, and (z) for the avoidance of doubt, the Calculation Agent shall determine in a commercially reasonable manner whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, adjust the terms of the Transaction in a commercially reasonable manner as determined by reference to such Announcement Event) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation thereof, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable. For the avoidance of doubt, each of Dealer and Company confirms and agrees that in making any Modified Calculation Agent Adjustment on account of an Announcement Event pursuant to this section that the Calculation Agent shall take into account the economic effect of the Announcement Event on the Dealer’s commercially reasonable hedge position with respect to this Transaction.
Announcement Event:	(i) The public announcement by Company, any subsidiary or agent of Company, or any Valid Third-Party Entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Company and/or its subsidiaries where the aggregate consideration (excluding, for the avoidance of doubt, any consideration in the form of earn-outs or bona fide similar other arrangements for consideration payable post-closing of such acquisition or disposition contingent upon the satisfaction of specified facts or conditions) exceeds 35% of the market capitalization of Company as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Company of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by Company, any subsidiary or agent of Company, or any Valid Third Party Entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention; provided that if the Calculation Agent shall make any adjustment to the terms of any Warrant upon the occurrence of a particular “Announcement Event,” then the Calculation Agent shall make an adjustment to the terms of that same Warrant upon any announcement prior to the earlier of the Expiration Date, any Early Termination Date and/or any other date of cancellation regarding the abandonment of any such event that gave rise to the original Announcement Event.

Valid Third Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining, in a commercially reasonable manner, whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration the effect of such announcement on the Shares and/or Options relating to the Shares).

Modified Calculation Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Company being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Company and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (so long as such requirements or related policies and procedures are similarly applicable to transactions similar to the Transaction and consistently applied), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.
Nationalization, Insolvency or Delisting	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof, (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (iv) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (v) adding the words “provided that in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied consistently by Dealer in a good faith and a non-discriminatory manner to its similarly situated counterparties and/or similar transactions; and provided further that such party has undertaken, and was unable after using commercially reasonable efforts, to utilize alternative Hedge Positions on commercially reasonable terms, as long as (i) it would not violate any applicable law, rule, regulation or policy of such party to effect such adjustment to its Hedge Positions and (ii) such party would not incur a materially increased cost in performing its obligations under such Transaction or acquiring, maintaining, disposing of or otherwise performing such alternative Hedge Positions (including, without limitation, due to any tax, duty, expense or fee, or any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)” after the semi-colon in the last line thereof. Notwithstanding anything to the contrary herein or in the Equity Definitions, upon occurrence of the “Change in Law” as set forth in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions, the provisions applicable to an “Increased Cost of Hedging” as set forth in Section 12.9(b)(vi) of the Equity Definitions shall apply to such “Change in Law” (in lieu of the provisions set forth in Section 12.9(b)(i)).
Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable
Hedging Disruption:	Applicable; provided that:
(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date (other than for purposes of such provision any repurchase, redemption or conversion of the Convertible Notes prior to the maturity of the Convertible Notes)” and (b) inserting the following text at the end of such Section:
“; provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption. For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) any such transactions or assets referred to in clause (A) or (B) above must be available on commercially reasonable pricing terms.”; and
(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.
Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the final sentence in the text opposite the caption “Change in Law” above.
Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	200 basis points
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	0 basis points until October 4, 2031 and 25 basis points thereafter
Hedging Party:	For all applicable Additional Disruption Events, Dealer.
Determining Party:	For all applicable Extraordinary Events, Dealer.
Hedging Adjustment:	For the avoidance of doubt, whenever the Calculation Agent, Hedging Party or Determining Party, as the case may be, is permitted to make a determination, calculation or adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Hedging Party or Determining Party, as the case may be shall make such adjustment, if any, in a commercially reasonable manner and by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent. Dealer; provided that following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Company of such failure, Company shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the first date the Calculation Agent fails to timely make such calculation, adjustment or determination or to perform such obligation, as the case may be, and ending on the earlier of the Early Termination Date with respect to such Event of Default and the date on which such Event of Default is no longer continuing, as the Calculation Agent.

All adjustments, calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner, and by reference to the effect on Dealer assuming the Dealer maintains a commercially reasonable hedge position with respect to the Transaction. Following any adjustment, calculation or determination by the Calculation Agent hereunder, upon written request by Company, the Calculation Agent will provide to Company by email to the email address provided by Company in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, calculation or determination by the Calculation Agent hereunder (including a description of such hedge position, if relevant, and any quotations, market data or information from internal or external sources and any assumptions used in making such adjustment, calculation or determination, as the case may be); provided, however, that in no event will Dealer be obligated to share with Company any proprietary or confidential data or information or any proprietary or confidential models used by it.

5.            Account Details.

(a)	Account for payments to Company: To be separately advised.

Account for delivery of Shares from Company: To be separately advised.

(b)	Account for payments to Dealer: To be separately advised.

Account for delivery of Shares from Dealer: To be separately advised.

6.            Offices.

(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [ ]

7.            Notices.

(a)            Address for notices or communications to Company:

Dropbox, Inc.

50 Hawthorne Street

San Francisco, California 94105

Email: [___________]

(b)            Address for notices or communications to Dealer:

[                         ]

And email notification to the following address:

[            ]

8.            Representations, Warranties and Covenants of Company and Dealer.

I.	Representations of Company. Company hereby represents and warrants to Dealer that each of the representations and warranties of Company set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of November 9, 2026, among Company and J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC as representatives of the several Purchasers named in Schedule I thereto (the “Initial Purchasers”), is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein. Company hereby further represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8.I(a), at all times until termination of the Transaction, that:

(a)	A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights. Company represents and warrants to Dealer that the Maximum Number of Shares is equal to or less than the number of authorized but unissued Shares of Company that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Number of Shares (such Shares, the “Available Shares”). Company shall not take any action to decrease the number of Available Shares below the Maximum Number of Shares.

(b)	Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(c)	Company is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(d)	To Company’s knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than any regulation that Dealer would be subject to as a result of it being a regulated entity under U.S. various applicable laws, including U.S. securities laws and FINRA.

(e)	Company (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons; and (iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 8I(f) ceases to be true.

(f)	Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(g)	Company is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(h)	On each of the Trade Date, the Premium Payment Date and immediately after giving effect to the Transaction on the Premium Payment Date, (A) the Company’s total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the Counterparty were to be then dissolved, to satisfy the preferential rights upon such dissolution of holders of shares of any class or series of the capital stock of the Company having preferential rights superior to the Shares, (B) the capital of Company is adequate to conduct its business, (C) Company has the ability to pay its debts and obligations as such debts mature in the usual course of business, and (D) Company is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code)).

(i)	Company understands that notwithstanding any other relationship between Company and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Company and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

II.	Eligible Contract Participants. Each of Company and Dealer represents that it is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

III.	Private Placement Representations. Each of Dealer and Company acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Dealer represents and warrants to Company that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9.            Other Provisions.

(a)	Opinions. On or prior to the Premium Payment Date, Company shall deliver to Dealer opinions of New York and Nevada counsel, dated as of the Trade Date, with respect to, as applicable, existence and good standing of Company in Nevada, the due authorization, execution and delivery of this Confirmation, and, in respect of the execution, delivery and performance of this Confirmation, the absence of any conflict with or breach of any material agreement required to be filed as an exhibit to Company’s Annual Report on Form 10-K, Company’s amended and restated articles of incorporation or Company’s by-amended and restated bylaws. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__][2] million (in the case of the first such notice) or (ii) thereafter more than [__][3] million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Company shall not deliver any material non-public information to any employee of Dealer unless that employee has been identified to Company as being on the “private side”; provided further that, in the case of any repurchases of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act, Company may elect to satisfy such requirement by promptly giving Dealer written notice of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 9(b)). Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all commercially reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities in a commercially reasonable manner and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities, expenses and fees (including reasonable and documented attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable and documented legal or other expenses (including counsel fees and expenses of one counsel and no more than one required local counsel in each relevant jurisdiction) incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the commercially reasonable and documented fees and expenses of such counsel related to such proceeding. If any Indemnified Person fails to promptly notify Company of any action commenced against it in respect of which indemnity may be sought hereunder, Company shall be relieved from liability to the extent Company is materially prejudiced as a result of such failure. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or expects to be a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages, liabilities, expenses or fees referred to therein, then Company, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities, expenses or fees. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

[2]	Insert number of Shares outstanding that would cause the Dealer with the largest allocation (including allocations in previous warrant transactions)’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) to increase by 0.5%. Please NB that this will be one value across all Dealers.
[3]	Insert the number of Shares outstanding that, if repurchased, would cause the Dealer with the largest allocation (including allocations in previous warrant transactions)’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) to increase by a further 0.5% from the threshold for the first Repurchase Notice. Please NB that this will be one value across all Dealers.

(c)	Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of a securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)	Transfer or Assignment; Designation of Affiliates.

(i)	Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided that after any such transfer or assignment, Company shall not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Company would have been required to pay to Dealer in the absence of such transfer or assignment, except to the extent that the greater amount is due to a Change in Tax Law after the date of such transfer or assignment; and provided further that Dealer shall cause the transferee or assignee to make the Payee Tax Representations, and to deliver to the Company one duly executed and completed applicable Internal Revenue Service (“IRS”) Form W-8 or an IRS Form W-9 (or successor thereto) prior to becoming a party to the Transaction; and provided further that Dealer shall provide prompt written notice to Company prior to any such Transfer. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer, acting in good faith, is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (except for any requirement to file any Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, as in effect on the Trade Date), including without limitation, under state or federal banking laws (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(ii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(e)	Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date (or, if any Deficit Shares are owed pursuant to Section 9(o)(ii) of this Confirmation, such later date on which Company’s obligations under this Transaction have been satisfied in full), an ex-dividend date for a cash dividend or cash distribution occurs with respect to the Shares (an “Ex-Dividend Date”), then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction in good faith and in a commercially reasonable manner to preserve the fair value of the Warrants after taking into account such dividend or distribution.

(f)	[Agency language, if necessary]

(g)	Additional Provisions.

(i)	Amendments to the Equity Definitions:

(A)	Section 11.2(a) of the Equity Definitions is hereby amended by (1) deleting the words “in the determination of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing these words with “in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the Shares or options on such Shares”; and (2) adding at the end thereof “; provided that such event is not based on (i) an observable market, other than the market for Company’s own stock or (ii) an observable index, other than an index calculated measured solely by reference to Counterparty’s own operations.”

(B)	Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A), (iv) and (v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (vi), (vii) adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: “any other corporate event involving the Issuer that is similar in nature to the events described in Sections 11.2(e)(i) through (vi) above and affects all holders of the Shares that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the theoretical value of the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for Company’s own stock or (b) an observable index, other than an index calculated or measured solely by reference to Company’s own operations.”

(D)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; “Lending Party” means a third party that is not Company or an affiliate of Company that Dealer considers to be an acceptable counterparty (acting in good faith and in a reasonable manner in light of (x) other transactions that Dealer (or its agent or affiliate) may have entered into with such party and (y) any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Dealer) that apply generally to transactions of a nature and kind similar to the transactions contemplated with such party).

(F)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other in a commercially reasonable manner.” and (4) deleting clause (X) in the final sentence.

(G)	Section 12.9(b)(vi) of the Equity Definitions is hereby amended by:

(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the final sentence in its entirety and replacing it with the sentence “The Hedging Party will determine in good faith and in a commercially reasonable manner the Cancellation Amount payable by one party to the other.”

(ii)	Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its sole reasonable discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)	A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, its direct or indirect wholly owned subsidiaries or its and their employee benefit plans, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock of Company representing more than 50% of the voting power of the Common Stock; provided that the voting power of the Shares (or such common equity into which the Shares has been reclassified) directly or indirectly “beneficially owned,” as defined in Rule 13d-3 under the Exchange Act, by a Founder (as defined below) or “group” (that includes the Founders) will exclude (I) any Shares (or such common equity into which the Shares have been reclassified) directly or indirectly beneficially owned by the Founders on the date of the indenture (the “Indenture”) relating to the Convertible Senior Notes due 2031 (as originally issued by Company, the “Convertible Notes”) and (II) any Shares (or such common equity into which the Shares has been reclassified) directly or indirectly beneficially owned by the Founders as a result of the acquisition by any of the Founders of equity grants (or the exercise or conversion thereof) outstanding on the date of the Indenture or subsequently granted, in each case, made under the Company’s equity incentive plans; provided further, that no person or group shall be deemed to be the beneficial owner of any securities (i) tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer or (ii) subject to a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) entered into in connection with a Liquidation Event (as defined in the amended and restated articles of incorporation of the Company), provided that such Liquidation Event was approved by a majority of the Independent Directors (as defined in the amended and restated articles of incorporation of the Company) then in office until such Liquidation Event is consummated. As used herein, “Founder” shall mean each of (a) Andrew W. Houston, (b) any trust, individual retirement account, or business entity (including any corporation, limited liability company, partnership, foundation, or similar entity) for which Andrew W. Houston retains sole voting and dispositive power with respect to the Shares or Class B common stock held by such trust, individual retirement account, or business entity (including, without limitation, the Houston Remainder Trust dated 12/30/2010, the Andrew W. Houston Revocable Trust dated 9/7/2011, the Houston 2012 Irrevocable Children’s Trust dated 4/12/2012 and the Andrew Houston Revocable Trust u/a/d 9/7/2011), and the trustees, legal representatives, beneficiaries, and/or beneficial owners of such trust, individual retirement account, or business entity, and (c) the estate, heirs, and lineal descendants of Andrew W. Houston.

(B)	The consummation of (I) any recapitalization, reclassification, or change of the Shares (other than changes resulting from a subdivision or combination or a change in par value, or the reclassification of the Class B common stock into the Shares pursuant to the terms of the amended and restated articles of incorporation of the Company or the reclassification of the Class C common stock into the Shares pursuant to the terms of the amended and restated articles of incorporation of the Company, including, in each case, without limitation, any amendment to the amended and restated articles of incorporation of the Company to remove references to the Shares, Class B common stock or Class C common stock and any inoperative provision related to such class of stock or multiple class structure in connection therewith) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, or other property or assets; (II) any share exchange, consolidation or merger of the Company pursuant to which the Shares will be converted into cash, securities, or other property or assets; or (III) any sale, lease, or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of the Company’s direct or indirect wholly owned subsidiaries. Notwithstanding the foregoing, any transaction or transactions set forth in this clause (B) shall not constitute an Additional Termination Event if (y) the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction or (z) any merger of the Company is solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

(C)	The stockholders of Company approve any plan or proposal for the liquidation or dissolution of Company.

(D)	The Shares cease to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

(E)	Default by Company or any of its Significant Subsidiaries (as defined below) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of USD 100,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the Indenture.

“Significant Subsidiary” means a subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act as in effect as of the date hereof.

(F)	Dealer reasonably determines, based on the advice of counsel, that it is advisable to terminate a portion of the Transaction so that Dealer’s related commercially reasonable hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer generally applicable to corporate equity derivatives transactions (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner to similar transactions)), or Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal to effect a commercially reasonable hedge with respect to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner to similar transactions)).

Notwithstanding the foregoing, any transaction or transactions set forth in this clause (A)  or clause (B) shall not constitute an Additional Termination Event if (y) at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, excluding cash payments for fractional shares or pursuant to statutory dissenters’ appraisal rights.

(iii)	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or portions thereof) being the Affected Transaction and Company being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

(h)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off by Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise.

(i)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of the Transaction, an amount is payable by Company to Dealer pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8I(c) as of the date of such election and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 6(d)(ii) of the Agreement shall apply.

Share Termination Alternative	If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement, subject to Section 9(j)(i) below, in satisfaction, subject to Section 9(j)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.
Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(j)(i)).
Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(j)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(j)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(j)(i).

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
Failure to Deliver:	Inapplicable
Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable as if Physical Settlement applied to the Transaction and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable.

(j)	Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, based on the advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates, which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make commercially reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder. For the avoidance of doubt, these adjustments will only be commercially reasonable in nature (such as to consider changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares and the ability to maintain a commercially reasonable hedge position in the Shares) and will not impact Company’s unilateral right to settle in Shares.

(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares commercially reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement for such Restricted Shares shall include such customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), and obligations to use commercially reasonable efforts to obtain opinions and certificates, and such other documentation, in each case as is customary for private placement agreements of companies of comparable size, maturity and line of business, all commercially reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate commercially reasonable discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(i) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder, which discount shall only take into account the illiquidity resulting from the fact that the Restricted Shares will not be registered for resale and any commercially reasonable fees and expenses of Dealer (and any affiliate thereof) in connection with such resale. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(i) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, commercially reasonable underwriting discounts (if applicable), commercially reasonable commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements of companies of comparable size, maturity and line of business, all commercially reasonably acceptable to Dealer. If Dealer, in its commercially reasonable discretion, is not satisfied with such procedures and documentation or, in its discretion, is not satisfied with results of a customary due diligence investigation, then Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(i) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the Exchange Business Day on which Dealer completes the sale of all Restricted Shares in a commercially reasonable manner or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). Dealer shall endeavor to sell such Shares or Share Termination Delivery Units as soon as practicable following delivery of such Shares or Share Termination Delivery Units. If any of such delivered Shares or Share Termination Delivery Units remain after the realized net proceeds from such resale exceed the Payment Obligation, Dealer shall return such remaining Shares or Share Termination Delivery Units to Company. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”), at Company’s option, in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)	Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date if at the time the informational requirements of Rule 144(c) under the Securities Act have been satisfied by the Company (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to Dealer, unless Dealer is an affiliate of Company at such time or has been an affiliate of Company in the immediately preceding three months, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)	If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(k)	Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, Dealer may not exercise any Warrant hereunder, in no event shall Dealer be entitled to receive or take delivery of any Shares deliverable hereunder (or be deemed to so receive or so take delivery), and Automatic Exercise shall not apply with respect to any Warrant hereunder, in each case, to the extent (but only to the extent) that, after such receipt or delivery of any Shares upon the exercise of such Warrant or otherwise hereunder and after taking into account any Shares deliverable to Dealer pursuant to any other warrants purchased by Dealer from Company [including, without limitation, the letter agreement dated [ ], 2026 between Dealer and Company regarding Base Warrants (the “Base Warrant Confirmation”)], (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery and after taking into account any Shares deliverable to Dealer pursuant to any other warrants purchased by Dealer from Company [including, without limitation, under the Base Warrant Confirmation][4], (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit; provided, for the avoidance of doubt, in no case shall the Company be obligated to pay such additional amount in cash.

(l)	Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(m)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(o)	Maximum Share Delivery.

(i)	Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than [ ][5] (the “Maximum Number of Shares”) to Dealer in connection with the Transaction. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, (i) the determination of whether the Maximum Number of Shares may be adjusted upon any event, and, if so, the applicable adjustment thereto, shall be made without regard to any amendments set forth herein to the relevant provisions of the Equity Definitions, (ii) the Maximum Number of Shares shall not be adjusted to exceed the Available Shares on account of any event that (x) constitutes a Potential Adjustment Event solely on account of Section 11.2(e)(vii) of the Equity Definitions and (y) is not within Company’s control and (iii) any Payment Obligation hereunder shall be calculated without regard to the Maximum Number of Shares; provided that, for the avoidance of doubt, the number of Shares deliverable under Section 9(i) shall be limited to the Maximum Number of Shares.

[4]	Include in Additional Warrant Confirmation.
[5]	To be the lesser of (x) two times the Number of Shares and (y) (i) 19.9% of outstanding Shares multiplied by (ii) (a) for the Base Warrant Confirmation, 100/115 or (b) for the Additional Warrant Confirmation, 15/115.

(ii)	In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(o)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(o)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(p)	Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(q)	[Insert relevant Dealer QFC Stay Rule language, if any.]

(r)	Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner to similar transactions); provided that no such Expiration Date or other date of valuation or delivery may be postponed or added more than 60 Exchange Business Days after the relevant original Expiration Date.

(s)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(t)	Securities Contract. The parties hereto intend for (i) the Transaction to be a “securities contract” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(u)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)	Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(w)	Early Unwind. In the event the sale of the [“Firm Securities”][6] [“Option Securities”][7] (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Company represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

[6]	Insert for Base Warrant Confirmation.
[7]	Insert for Additional Warrant Confirmation.

(x)	Payment by Dealer. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y)	Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Confirmation shall be interpreted as requiring Company to cash settle the Transaction, except in circumstances where cash settlement is within Company’s control (including, without limitation, where Company elects to deliver or receive cash, or where Company has made Private Placement Settlement unavailable due to the occurrence of events within its control) or in those circumstances in which all holders of Shares would also receive cash.

(z)	Listing of Warrant Shares. Company shall have submitted an application for the listing of the Warrant Shares on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date. Company agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(aa)	Tax Matters.

(i)	Payee Tax Representations:

For the purpose of Section 3(f) of this Agreement, Company makes the following representation to Dealer:

Company is a corporation for U.S. tax purposes and a United States person (as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Company:

[It is a national banking association organized and existing under the laws of the United States of America, and its federal taxpayer identification number is [ ].]/ [It is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.]8

(ii)	Tax Documentation. Each party shall provide to the other party a valid IRS Form W-9 (or successor thereto), (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.

(iii)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

[8]	NTD: Insert as applicable.

(iv)	HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(bb)	Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(cc)	Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Company and Dealer.

(dd)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Company hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Company with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Very truly yours,

[ ]

By:
Authorized Signatory
Name:

Accepted and confirmed

as of the Trade Date:

Dropbox, Inc.

By:
Authorized Signatory
Name:

[Signature Page to [Base][Additional] Warrant Confirmation]

Annex A

The Expiration Dates and the Daily Number of Warrants for each Expiration Date are set forth below.

Expiration Date	Daily Number of Warrants
March 1, 2032	[ ]
March 2, 2032	[ ]
March 3, 2032	[ ]
March 4, 2032	[ ]
March 5, 2032	[ ]
March 8, 2032	[ ]
March 9, 2032	[ ]
March 10, 2032	[ ]
March 11, 2032	[ ]
March 12, 2032	[ ]
March 15, 2032	[ ]
March 16, 2032	[ ]
March 17, 2032	[ ]
March 18, 2032	[ ]
March 19, 2032	[ ]
March 22, 2032	[ ]
March 23, 2032	[ ]
March 24, 2032	[ ]
March 25, 2032	[ ]
March 29, 2032	[ ]
March 30, 2032	[ ]
March 31, 2032	[ ]
April 1, 2032	[ ]
April 2, 2032	[ ]
April 5, 2032	[ ]
April 6, 2032	[ ]
April 7, 2032	[ ]
April 8, 2032	[ ]
April 9, 2032	[ ]
April 12, 2032	[ ]
April 13, 2032	[ ]
April 14, 2032	[ ]
April 15, 2032	[ ]
April 16, 2032	[ ]
April 19, 2032	[ ]
April 20, 2032	[ ]
April 21, 2032	[ ]
April 22, 2032	[ ]
April 23, 2032	[ ]
April 26, 2032	[ ]
April 27, 2032	[ ]
April 28, 2032	[ ]
April 29, 2032	[ ]
April 30, 2032	[ ]
May 3, 2032	[ ]

May 4, 2032	[ ]
May 5, 2032	[ ]
May 6, 2032	[ ]
May 7, 2032	[ ]
May 10, 2032	[ ]
May 11, 2032	[ ]
May 12, 2032	[ ]
May 13, 2032	[ ]
May 14, 2032	[ ]
May 17, 2032	[ ]
May 18, 2032	[ ]
May 19, 2032	[ ]
May 20, 2032	[ ]
May 21, 2032	[ ]
May 24, 2032